Prospectus Supplement No. 6 dated April 8, 2009	Filed pursuant to Rule 424(b)(7)
(To Prospectus dated October 26, 2007)	Registration No. 333-145477
Registration No. 333-151611

PROSPECTUS SUPPLEMENT

10% Senior Redeemable Convertible Preferred Stock due May 15, 2012

and

Shares of Common Stock Underlying the Preferred Stock

This prospectus supplement relates to the resale from time to time of up to 10,000,000 additional shares of our common stock, $.001 par value per share (the “Common Stock”), issuable upon conversion of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) pursuant to the “conversion make-whole amount” provisions of the Certificate of Designations, dated May 15, 2007, governing the Preferred Stock.

This prospectus supplement further updates the prospectus dated October 26, 2007, which prospectus is included in our registration statement on Form S-3 filed with, and declared effective by, the Securities and Exchange Commission on October 26, 2007. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following table represents updated information regarding the selling security holders listed in the selling security holder table in the prospectus, which information has been supplied to us by the selling security holders, and we have relied on their representations.

Name of Security Holder	Beneficial Ownership Before Offering			Number of Shares of Securities being Registered			Beneficial Ownership After Offering (1)
	Preferred Stock		Common Stock(2)	Preferred Stock	Common Stock		Preferred Stock	Common Stock
ALTMA Fund SICAV PLC (in Respect of Grafton Sub Fund) (3)	0		425,612	0	425,612	(4)	0	0
Context Advantage Master Fund LP (3)	0		425,612	0	425,612	(4)	0	0
IAM Mini-Fund 14 Limited (5)	476	(6)	26,430	413	298,430	(7)
Jefferies & Company, Inc. (Keith Connor) (A)(B)	128		1,923,149	128	1,996,292	(8)	0	0
Zazove Aggressive Growth Fund, LP (9)	5,443		62,716	5,443	3,173,002	(10)	0	0
Whitebox Combined Partners, LP (5)	9,275	(11)	205,546	1,889	5,505,546	(12)	0	0
Whitebox Convertible Arbitrage Partners, LP (5)	5,826	(13)	139,452	1,404	3,468,595	(14)	0	0
Whitebox Hedged High Yield Partners, LP (5)	8,343	(15)	160,526	2,900	4,927,955	(16)	0	0

(A)	Indicates a registered broker-dealer
(B)	Deemed to be an underwriter
(1)	Assumes conversion of all Preferred Stock and sale of all Common Stock registered hereby.
(2)	Does not include shares of Common Stock issuable upon conversion of the Preferred Stock which may be held by a selling security holder.
(3)	Indicates grant of dispositive authority over the listed securities to Messrs. Michael S. Rosen and William F. Fertig of Context Capital Management, LLC, General Partner in the listed entity.
(4)	Represents (a) 1,064,177 shares of Common Stock previously issued to selling security holder in satisfaction of the conversion make-whole amount under the Certificate of Designation and (b) 30,286 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provisions of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of the conversion make-whole premium under the Certificate of Designation as a result of any such conversion.
(5)	Indicates grant of dispositive authority over the listed securities to Andrew J. Redleaf, Managing Member of Whitebox Advisors, LLC, the General Partner in the listed entity.
(6)	Includes 63 unlegended shares of the Preferred Stock, having been previously acquired by the selling security holder pursuant to an effective registration statement or purchased in the open market.
(7)	Represents (a) 26,430 shares of Common Stock previously issued to selling security holders in satisfaction of the conversion make-whole amount under the Certificate of Designations and (b) 272,000 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provision of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of conversion make-whole premium under the Certificate of Designations as a result of any such conversion.
(8)	Represents (a) 1,923,149 shares of Common Stock previously issued to selling security holders in satisfaction of the conversion make-whole amount under the Certificate of Designations and (b) 73,143 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provision of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of conversion make-whole premium under the Certificate of Designations as a result of any such conversion.
(9)	Indicates grant of dispositive authority over the listed securities to Gene Pretti, Chief Executive Officer of Zazove Associates, LLC, Registered Investment Advisor.
(10)	Represents (a) 62,716 shares of Common Stock previously issued to selling security holders in satisfaction of the conversion make-whole amount under the Certificate of Designations and (b) 3,110,286 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provision of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of conversion make-whole premium under the Certificate of Designations as a result of any such conversion.
(11)	Includes 7,386 unlegended shares of the Preferred Stock, having been previously acquired by the selling security holder pursuant to an effective registration statement or purchased in the open market.
(12)	Represents (a) 205,488 shares of Common Stock previously issued to selling security holders in satisfaction of the conversion make-whole amount under the Certificate of Designations and (b) 5,300,000 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provision of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of conversion make-whole premium under the Certificate of Designations as a result of any such conversion.
(13)	Includes 4,422 unlegended shares of the Preferred Stock, having been previously acquired by the selling security holder pursuant to an effective registration statement or purchased in the open market.
(14)	Represents (a) 139,452 shares of Common Stock previously issued to selling security holders in satisfaction of the conversion make-whole amount under the Certificate of Designations and (b) 3,329,143 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provision of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of conversion make-whole premium under the Certificate of Designations as a result of any such conversion.
(15)	Includes 5,443 unlegended shares of the Preferred Stock, having been previously acquired by the selling security holder pursuant to an effective registration statement or purchased in the open market.
(16)	Represents (a) 160,427 shares of Common Stock previously issued to selling security holders in satisfaction of the conversion make-whole amount under the Certificate of Designations and (b) 4,767,429 shares of Common Stock issuable upon conversion of the Preferred Stock held by selling security holder, based on a conversion price of $1.75 per share, as calculated under the reset provision of the Certificate of Designations governing the Preferred Stock effective on May 1, 2008, subject to adjustment under certain circumstances. Excluded are any additional shares of Common Stock issuable, at our option, in satisfaction of conversion make-whole premium under the Certificate of Designations as a result of any such conversion.

Investing in our Preferred Stock and shares of our Common Stock being offered for resale involves a high degree of risk. See “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Preferred Stock or the underlying Common Stock or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted. You should not assume that the information contained or incorporated in this prospectus supplement is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus supplement or of any sale of the Preferred Stock or underlying Common Stock being registered in that registration statement of which this prospectus supplement forms a part.

The date of this prospectus supplement is April 8, 2009

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